UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2012

FTI CONSULTING, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500 West Tower, West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 515-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 9, 2012, FTI Consulting, Inc. (“FTI Consulting”) issued a press release announcing that it has commenced a cash tender offer for any and all of its outstanding $215.0 million aggregate principal amount of 7 3/4% Senior Notes due 2016 (the “2016 Notes”) and a concurrent consent solicitation for proposed amendments to the indenture dated as of October 3, 2006, as amended and supplemented, among FTI Consulting, the guarantors party thereto and Wilmington Trust Company, as trustee, under which the 2016 Notes were issued. In connection with the tender offer, FTI Consulting entered into a dealer manager and solicitation agent agreement, dated as of November 9, 2012, with the dealer managers and solicitation agents, which, among other things, includes customary representations and warranties and other terms and conditions customary in agreements of this type, including customary indemnification and contribution obligations, and provides for the payment of customary fees. A copy of the press release announcing the tender offer for the 2016 Notes is filed herewith as Exhibit 99.1 and is hereby incorporated by reference herein.

In addition, on November 9, 2012, FTI Consulting issued a separate press release announcing that it intends, subject to market and other conditions, to offer $300.0 million aggregate principal amount of senior notes due 2022 (the “2022 Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Thereafter, also on November 9, 2012, FTI Consulting issued a separate press release announcing that it has priced its private placement of 2022 Notes in the aggregate principal amount of $300.0 million at an interest rate of 6.0% per annum. In connection with the 2022 Notes offering, FTI Consulting entered into a purchase agreement, dated as of November 9, 2012 (the “Purchase Agreement”), with the guarantors party thereto (the “Guarantors”), and the representative of the several initial purchasers named therein. The Purchase Agreement includes the terms and conditions of the offer and sale of the 2022 Notes, customary representations and warranties and other terms and conditions customary in agreements of this type, including customary indemnification and contribution obligations. The 2022 Notes will be issued under an indenture to be entered into among FTI Consulting, the Guarantors and U.S. Bank National Association, as trustee. The Notes will mature on November 15, 2022. The transaction is expected to close on November 27, 2012 and is subject to customary closing conditions. Copies of the press releases announcing the offering and the pricing of the 2022 Notes are filed herewith as Exhibits 99.2 and 99.3, respectively, and hereby are incorporated by reference herein.

The 2022 Notes have not been registered under the Securities Act, and may not be offered or sold without registration unless such offer or sale is made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This report shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities nor shall there be any sale of the 2022 Notes in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

In a separate press release, FTI Consulting also announced on November 9, 2012, that it is in discussions with its existing lenders as well as new lenders, with respect to a proposed new five-year revolving credit facility in the aggregate amount of $350.0 million, with an accordion feature that would allow FTI Consulting, subject to credit availability, to increase the amount of such facilities by up to $425.0 million in the aggregate. The new credit agreement, which would represent a $100.0 million increase in commitments (excluding the accordion of $75.0 million) compared to FTI Consulting’s existing credit agreement (without giving any effect to the accordion feature), would terminate in 2017 and would replace FTI Consulting’s existing credit agreement (including the revolving credit facility due 2015). A copy of the press release announcing discussion regarding a new credit facility is filed herewith as Exhibit 99.4 and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of FTI Consulting, Inc. dated November 9, 2012, Announcing Tender Offer for 2016 Notes

99.2	Press Release of FTI Consulting, Inc. dated November 9, 2012, Announcing 144A 2022 Notes Offering

99.3	Press Release of FTI Consulting, Inc. dated November 9, 2012, Announcing Pricing of 144A 2022 Notes Offering

99.4	Press Release of FTI Consulting, Inc. dated November 9, 2012, Announcing Discussions for New Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTI CONSULTING, INC.

By:	/s/ ERIC B. MILLER
	Name:	Eric B. Miller
	Title:	Executive Vice President, General Counsel and Chief Risk Officer

Date: November 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of FTI Consulting, Inc. dated November 9, 2012, announcing Tender Offer for 2016 Notes

99.2	Press Release of FTI Consulting, Inc. dated November 9, 2012, announcing 144A 2022 Notes Offering

99.3	Press Release of FTI Consulting, Inc. dated November 9, 2012, Announcing Pricing of 144A 2022 Notes Offering

99.4	Press Release of FTI Consulting, Inc. dated November 9, 2012, Announcing Discussions for New Credit Agreement

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